UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2023

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Delaware	000-21617	23-2577138
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Stewart Avenue, Suite 200 Garden City, New York	11530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0005	PRPH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 26, 2023, ProPhase Labs, Inc. (the “Company”) issued an unsecured promissory note and guaranty for an aggregate principal amount of $7.6 million (the “Note”) to JXVII Trust (“JXVII”). The Note is due and payable on January 27, 2026, the third anniversary of the date on which the Note was funded (the “Closing Date”), and accrues interest at a rate of 10% per year from the Closing Date, payable on a quarterly basis, until the Note is repaid in full. The Company has the right to prepay the Note at any time after the Closing Date and prior to the maturity date without premium or penalty upon providing seven days’ written notice to JXVII. Repayment of the Note has been guaranteed by the Company’s wholly-owned subsidiary, Pharmaloz Manufacturing, Inc.

The Note contains customary events of default. If a default occurs and is not cured within the applicable cure period or is not waived, any outstanding obligations under the Note may be accelerated. The Note also contains certain restrictive covenants which, among other things, restrict the Company’s ability to create, incur, assume or permit to exist, directly or indirectly, any lien (other than certain permitted liens described in the Note) securing any indebtedness of the Company, and prohibits the Company from distributing or reinvesting the proceeds from any divestment of assets (other than in the ordinary course) without the prior approval of JXVII.

The Company intends to use the proceeds from the Note for working capital and general corporate purposes, which may include capital expenditures, product development and commercialization expenditures, and acquisitions of companies, businesses, technologies and products within and outside the consumer products industry.

In partial consideration for the loan being made by JXVII to the Company, the Company issued a common stock purchase warrant (the “Warrant”) to JXVII on the Closing Date, granting JXVII the right to subscribe for and purchase from the Company up to 76,000 shares of the Company’s common stock, par value $0.0005 per share (the “Warrant Shares”), at an exercise price of $9.00 per share (subject to adjustment as described in the Warrant). The Warrant may also be exercised, in whole in part, by means of a cashless exercise. The Warrant is exercisable at any time on or after the date on which the Warrant was issued and expires on the five year anniversary of the issue date.

The foregoing description of the Note and the Warrant does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Note and Warrant, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K with respect to the Warrant is hereby incorporated by reference into this Item 3.02. The Warrant was issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering.

Item 9.01. Financial Statements and Exhibits.

No.	Description

10.1	Unsecured Promissory Note and Guaranty issued to JXVII Trust, dated January 26, 2023.

10.2	Common Stock Purchase Warrant issued to JXVII Trust, dated January 27, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

	By:	/s/ Ted Karkus
Ted Karkus
Chief Executive Officer

Date: January 30, 2023